Exhibit 10.53
SUNRISE SENIOR LIVING, INC.
SENIOR EXECUTIVE SEVERANCE PLAN*
          Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its Senior Executive Severance Plan (the “Plan”) as follows:
SECTION 1. PURPOSE.
          The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued employment with and dedication to the Company of certain of the Company’s key executive officers in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.
SECTION 2. DEFINITIONS.
          (a) “Accrued Obligations” means, with respect to an Executive, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Executive’s Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid.
          (b) “Annual Base Salary” means, with respect to an Executive, the greater of (a) the annual base salary payable to the Executive by the Company and its affiliates as of the Date of Termination or (b) the amount equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliate in respect of the twelve-month period immediately preceding the month in which the Date of Termination occurs.
          (c) “Annual Bonus” means, with respect to an Executive, the highest amount paid to the Executive as bonus payments in a single year during the last three full fiscal years prior to the Date of Termination (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year).

*	See Schedule A for a list of officers that are designated as “Executives” by the Board to participate in the Plan.

          (d) “Board” means the Board of Directors of the Company.
          (e) “Cause” for termination of an Executive’s employment by the Company shall be deemed to exist if: (a) the Executive is found guilty by a court of having committed fraud or theft against the Company and such conviction is affirmed on appeal or the time for appeal has expired; (b) the Executive is found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired; (c) in the reasonable judgment of the Board, the Executive has compromised trade secrets or other similarly valuable proprietary information of the Company; or (d) in the reasonable judgment of the Board, the Executive has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its affiliates, the continuation of which will continue to substantially and materially harm the business and operations of the Company or any of its affiliates in the future.
          (f) “Change in Control” means:
          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(f); or
          (2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (g) “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of an agreement providing for a Change in Control.
          (h) “Change in Control Period” means the period commencing upon a Change in Control Event and ending two years after such Change in Control Event.
          (i) “Company” means Sunrise Senior Living, Inc., a Delaware corporation.

          (j) “Date of Termination” means, with respect to an Executive, the effective date of termination of the Executive’s employment with the Company or any of its affiliates.
          (k) “Executive” means an executive officer of the Company designated by the Board to participate in the Plan.
          (l) “Good Reason” means, with respect to an Executive: (1) any reduction in the Executive’s base salary, fringe benefits or bonus eligibility, except, in the case of fringe benefits or bonus eligibility, in connection with a reduction in such compensation generally applicable to peer employees of the Company; (2) that the Executive has his responsibilities or areas of supervision with the Company substantially reduced (in the Executive’s reasonable judgment) or the Executive is requested to report to a lower level supervisor; (3) that the Executive has his responsibilities or areas of supervision with the Company substantially increased without an appropriate increase in Executive’s compensation (in the Executive’s reasonable judgment); (4) that the Executive is required to move his office outside the metropolitan area in which the office of the Executive was previously located; or (5) that the Executive is required to report to a new supervisor and the Executive and the new supervisor have irreconcilable working relationship problems or difficulties.
          (m) “Other Benefits” means, with respect to an Executive, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates.
          (n) “Sunrise Service Provider” means any employee or independent contractor of the Company or any of its affiliates.
SECTION 3. TERM.
          This Plan shall be for a period commencing on November 16, 2005 and ending on November 16, 2010; provided, however, that, in the event of a Change in Control Event during the term of this Plan, the term of this Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect for the Change in Control Period relating to such Change in Control Event and until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.

SECTION 4. SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.
          (a) Good Reason; Other Than for Cause. If a Change in Control Event occurs during the term of this Plan and the Company terminates an Executive’s employment other than for Cause or the Executive terminates employment for Good Reason during the Change in Control Period:
     (i) The Company shall pay to the Executive the following amounts:
A. the Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination;
B. the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Annual Bonus.
The Company shall pay the amounts provided in subparagraph (B) in a lump sum in cash within 30 days of the Executive’s Date of Termination; provided, however, that if requested by the acquiror in the Change in Control transaction to provide transition services, payment of up to one half of amounts due under this Agreement may be deferred until the completion of a transition period ending up to 120 days following the consummation of such transaction. Anything in this Plan to the contrary notwithstanding, if, as a result of termination of an Executive’s employment with the Company, the Executive would receive any payment that, absent the application of this Section 4(a)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s Date of Termination, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.
(ii) For two (2) years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliates, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive all Other Benefits.
          (b) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Change in Control Period, this Plan shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive and (z) Other Benefits through the Date of Termination, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Change in Control Period, excluding a termination for Good Reason, this Plan shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits through the Date of Termination. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
SECTION 5. EFFECT ON EQUITY COMPENSATION.
          Immediately prior to a Change in Control, all equity compensation grants made to an Executive by the Company that are outstanding at the time of such Change in Control shall be accelerated and vest. Accordingly, all stock options shall be exercisable at such time in accordance with their terms. This Plan is intended to amend all equity compensation grants previously awarded to Executives to accelerate vesting as described above to the extent vesting would not otherwise be accelerated under the terms of such equity compensation grants.
SECTION 6. NON-COMPETITION AND NON-SOLICITATION.
          As a condition to the receipt and retention of the severance payment provided in Section 4(a)(i)(B) of this Plan, an Executive shall not during the period commencing with the Date of Termination and ending twelve (12) months thereafter (the “Restricted Period”):
          (a) provide services to any business or other enterprise in the senior living industry directly competing with the Company or any of its affiliates in any geographic market where the Company or any of its affiliates maintains a senior living facility; or
          (b) directly or indirectly solicit, induce or encourage any Sunrise Service Provider to terminate their employment with the Company or any of its affiliates or to cease rendering services to the Company or any of its affiliates, initiate discussions with any such Sunrise Service Provider for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any person, or hire (on behalf of himself or any other person or entity) any person who was a Sunrise Service Provider on the Executive’s Date of Termination.
          If an Executive fails to comply with the conditions of this Section 6 on one or more occasions during the Restricted Period, the Executive shall be required to repay the full amount of the severance paid to the Executive pursuant to Section 4(a)(i)(B) of this Plan.
SECTION 7. CONFIDENTIALITY.
          An Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After the Executive’s Date of Termination, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
SECTION 8. PARACHUTE LIMITATIONS.
          Notwithstanding any other provision of this Plan or of any other agreement, contract or understanding heretofore or hereafter entered into by an Executive with the Company or any affiliate, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), any right to receive any payment or other benefit under this Plan shall not become vested (i) to the extent that such right to payment or other benefit, taking into account all other rights, payments, or benefits to or for the Executive under this Plan, all Other Agreements and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the

Company under this Plan, all Other Agreements and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to payment or other benefit under this Plan, in conjunction with all other rights, payments or benefits to or for the Executive under any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments or benefits under this Plan, any Other Agreements and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Plan be deemed to be a Parachute Payment.
SECTION 9. EXPENSES.
          The Company shall pay any and all reasonable legal fees and expenses incurred by an Executive in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Executive is successful in whole or in part in such action.
SECTION 10. WITHHOLDING.
          Notwithstanding anything in this Plan to the contrary , all payments required to be made by the Company hereunder to an Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.
SECTION 11. NO DUTY TO MITIGATE.
          An Executive’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.
SECTION 12. AMENDMENT, SUSPENSION OR TERMINATION.
          This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following a Change in Control Event and during the Change in Control Period relating to such Change in Control Event, the Board may not amend, suspend or terminate this Plan without the consent of all Executives then subject to the Plan.
SECTION 13. GOVERNING LAW.
          This Plan shall be governed by the laws of United States to the extent applicable and otherwise by the laws of the State of Delaware, excluding the choice of law rules thereof.
SECTION 14. SEVERABILITY.
          If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.
SECTION 15. DISCLAIMER OF RIGHTS.
          No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.
SECTION 16. CAPTIONS.
          The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.
SECTION 17. NUMBER AND GENDER.
          With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 18. SECTION 409A.
     It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Executives the economic benefits described herein in a manner that does not result in such tax being imposed.
* * * * *
     This Plan was duly adopted and approved by the Compensation Committee as of the 16th day of November, 2005.

/s/ John F. Gaul
Secretary of the Meeting

Schedule A

The following officers have been designated as “Executives” by the Board to participate in the Plan:

President
Chief Operating Officer
Chief Financial Officer
General Counsel
Treasurer
Chief Accounting Officer